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                                [LETTERHEAD]


                                   FOR IMMEDIATE RELEASE

                                   For More Information Contact:
                                   Jan E. Gaulding, CFO
                                   (214) 687-2000


       PRONET ANNOUNCES CONCURRENT PUBLIC EQUITY AND DEBT OFFERINGS

DALLAS, TEXAS, MAY 8, 1996 -- PRONET INC. (NASDAQ - PNET) today announced that it has filed two Form S-3 Registration Statements with the Securities and Exchange Commission relating to the proposed public offerings of 4,000,000 shares of its common stock and $100 million principal amount of senior subordinated notes due 2006. The Company anticipates completing the offerings by the end of the second quarter of 1996.

     The proceeds received by ProNet from the offerings will be used to refinance debt to be assumed through the previously announced merger with Teletouch Communications, Inc., fund the previously announced acquisition of the nationwide license and related system equipment from Motorola, fund other pending acquisitions, pursue its acquisition program, make capital expenditures for buildout of regional paging systems and for working capital and general corporate purposes.

     Lehman Brothers will manage both offerings. The common stock offering will be co-managed by Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co. and J.P. Morgan & Co. The notes offering will be co-managed by Donaldson, Lufkin & Jenrette Securities Corporation, First Chicago Capital Markets, Inc. and Goldman, Sachs & Co.

     The registration statements relating to these offerings have been filed with the Securities and Exchange Commission, but have not been declared effective. The offered shares and notes may not be sold nor may offers to buy be accepted prior to the time the registration statements become effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of these securities under the securities laws of any such state.

     ProNet, based in Dallas, Texas, provides wireless communications services through its paging and security operations to over a million subscribers in five regions of the United States. Upon completion of its merger with Teletouch Communications and

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its pending acquisitions, the Company will provide service to approximately
1.5 million subscribers.

     Certain statements contained in this press release are not based on historical facts, but are forward-looking statements that are based upon numerous assumptions about future conditions that could prove not to be accurate. Actual events, transactions and results may materially differ from the anticipated transactions or results described in such statements. The Company's ability to achieve such events or results is subject to certain risks and uncertainties. Such risks and uncertainties include, but are not limited to, the existence of, demand for, and acceptance of the Company's products and services, the availability of appropriate candidates for acquisition by the Company, regulatory approvals, economic conditions, the impact of competition and pricing, results of financing efforts and other factors affecting the Company's business that are beyond the Company's control, including but not limited to the matters described from time to time in the Company's SEC reports, including the Form S-3 Registration Statements filed May 6 and May 7, 1996.

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